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                                                                       EXHIBIT 1



                            ASSET PURCHASE AGREEMENT


                                     BETWEEN


                         MERCURY COMPUTER SYSTEMS, INC.


                                 (AS "SELLER"),


                                       AND


                   INTERNATIONAL BUSINESS MACHINES CORPORATION


                                  (AS "BUYER")


                            DATED: DECEMBER 13, 1999


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                                TABLE OF CONTENTS

ARTICLE I    Purchase and Sale of Acquired Assets............................  1
         SECTION 1.01.  Purchase and Sale....................................  1
         SECTION 1.02.  Acquired Assets and Excluded Assets..................  2
         SECTION 1.03.  Assumption of Certain Liabilities....................  5
         SECTION 1.04.  Consents of Third Parties............................  6

ARTICLE II   The Closing.....................................................  7
         SECTION 2.01.  Closing Date.........................................  7
         SECTION 2.02.  Transactions To Be Effected at the Closing...........  7
         SECTION 2.03.  Risk of Loss.........................................  8

ARTICLE III  Representations and Warranties of Seller........................  8
         SECTION 3.01.  Organization, Standing and Power.....................  8
         SECTION 3.02.  Authority; Execution and Delivery; Enforceability....  8
         SECTION 3.03.  No Conflicts; Consents...............................  8
         SECTION 3.04.  Financial Statements.................................  9
         SECTION 3.05.  Assets Other than Real Property Interests............  9
         SECTION 3.06.  Real Property........................................ 10
         SECTION 3.07.  Contracts............................................ 10
         SECTION 3.08.  Inventory............................................ 12
         SECTION 3.09.  Personal Property.................................... 13
         SECTION 3.10.  Permits.............................................. 13
         SECTION 3.11.  Sufficiency of Acquired Assets....................... 13
         SECTION 3.12.  Taxes................................................ 13
         SECTION 3.13.  Proceedings.......................................... 14
         SECTION 3.14.  Benefit Plans........................................ 15
         SECTION 3.15.  Absence of Changes or Events......................... 16
         SECTION 3.16.  Compliance with Applicable Laws...................... 16
         SECTION 3.17.  Employee and Labor Matters........................... 17
         SECTION 3.18.  Transactions with Affiliates......................... 18
         SECTION 3.19.  Effect of Transaction................................ 18
         SECTION 3.20.  Disclosure........................................... 18
         SECTION 3.21.  Suppliers............................................ 19
         SECTION 3.22.  Year 2000 Compliance................................. 19
         SECTION 3.23.  Customers............................................ 19

ARTICLE IV   Representations and Warranties of Buyer......................... 20
         SECTION 4.01.  Organization, Standing and Power..................... 20
         SECTION 4.02.  Authority; Execution and Delivery; and
                        Enforceability....................................... 20
         SECTION 4.03.  No Conflicts; Consents............................... 20

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ARTICLE V    Covenants....................................................... 21
         SECTION 5.01.  Covenants of Seller Relating to Conduct of Business.. 21
         SECTION 5.02.  No Solicitation...................................... 22
         SECTION 5.03.  Access to Information................................ 23
         SECTION 5.04.  Reasonable Efforts................................... 23
         SECTION 5.05.  Expenses; Transfer Taxes; Refunds; Tax Liabilities... 23
         SECTION 5.06.  Brokers or Finders................................... 24
         SECTION 5.07.  Employee Matters..................................... 24
         SECTION 5.08.  Benefit Plan Matters................................. 24
         SECTION 5.09.  Supplemental Disclosure.............................. 25
         SECTION 5.10.  Post-Closing Cooperation............................. 25
         SECTION 5.11.  Publicity............................................ 25
         SECTION 5.12.  Agreement Not To Compete............................. 26
         SECTION 5.13.  Bulk Transfer Laws................................... 26
         SECTION 5.14.  Further Assurances................................... 27
         SECTION 5.15.  Supplies............................................. 27
         SECTION 5.16.  Names Following Closing.............................. 27
         SECTION 5.17.  Tax Matters.......................................... 27
         SECTION 5.18.  Allocation of Expenses............................... 27
         SECTION 5.19.  Buyers Agreement Regarding Seller's Employees........ 28

ARTICLE VI   Conditions Precedent............................................ 28
         SECTION 6.01.  Conditions to Each Party's Obligation................ 28
         SECTION 6.02.  Conditions to Obligation of Buyer.................... 29
         SECTION 6.03.  Conditions to Obligation of Seller................... 31
         SECTION 6.04.  Frustration of Closing Conditions.................... 32

ARTICLE VII  Termination, Amendment and Waiver............................... 32
         SECTION 7.01.  Termination.......................................... 32
         SECTION 7.02.  Effect of Termination................................ 32
         SECTION 7.03.  Amendments and Waivers............................... 33

ARTICLE VIII Indemnification................................................. 33
         SECTION 8.01.  Indemnification by Seller............................ 33
         SECTION 8.02.  Indemnification by Buyer............................. 34
         SECTION 8.03.  Termination of Indemnification....................... 34
         SECTION 8.04.  Procedures........................................... 34
         SECTION 8.05.  Survival of Representations.......................... 35
         SECTION 8.06.  Right of Setoff...................................... 35

ARTICLE IX   General Provisions.............................................. 35
         SECTION 9.01.  Assignment........................................... 35
         SECTION 9.02.  No Third-Party Beneficiaries......................... 35
         SECTION 9.03.  Attorney Fees........................................ 35
         SECTION 9.04.  Notices.............................................. 36

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         SECTION 9.05.  Interpretation; Exhibits and Schedules;
                        Certain Definitions.................................. 36
         SECTION 9.06.  Counterparts......................................... 38
         SECTION 9.07.  Entire Agreement..................................... 38
         SECTION 9.08.  Severability......................................... 38
         SECTION 9.09.  Consent to Jurisdiction.............................. 38
         SECTION 9.10.  Governing Law........................................ 38
         SECTION 9.11.  Waiver of Jury Trial................................. 39
         SECTION 9.12.  Dispute Resolution................................... 39

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ASSET PURCHASE AGREEMENT (together with the schedules and exhibits hereto, this
"Agreement') dated as of December 13, 1999, between Mercury Computer Systems, a Massachusetts corporation ("SELLER"), and International Business Machines Corporation, a New York corporation ("BUYER").

              Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all the assets of Seller's Shared Storage Business Unit (the "BUSINESS"), upon the terms and subject to the conditions set forth in this Agreement.

              Accordingly, the parties hereby agree as follows:

       ARTICLE I

       PURCHASE AND SALE OF ACQUIRED ASSETS

              SECTION 1.01. PURCHASE AND SALE. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 2.01), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller ~~all the right, title and interest as of the Closing of Seller ~~in, to and under the Acquired Assets (as defined in Section 1.02(a)), for: (i) an aggregate purchase price (the "PURCHASE Price") of Twenty-three Million Five Hundred Thousand Dollars ($23,500,000), payable as set forth in Section 1.01(b), below, and (ii) the assumption of the Assumed Liabilities (as defined in Section 1.03(a)). The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities is referred to in this Agreement as the "ACQUISITION."

              (b)    The Purchase Price shall be paid by Buyer as follows:

              (i) an aggregate of $5,500,000 shall be paid to Seller on the Closing Date as follows: $4,500,000 by wire transfer in immediately available funds, to a bank designated in writing by Seller (such designation to be made at least two(2) business days prior to the Closing Date) and $1,000,000 to be held as a holdback by Buyer for setoff as set forth in Section 8.06 until the time of the last quarterly payment set forth in Section 1.01(ii) at which point any unused amount held in the holdback will be paid to Seller; and

              (ii) $18,000,000 shall be paid to Seller in twelve (12) equal quarterly installments of $1,500,000 on the first business day of March , June , September and December (each, a "Quarterly Payment Date"). The first such payment shall be made on 6/1/2000.

              (c) In addition to the Purchase Price, Buyer shall pay to Seller, interest in the amount of $1,200,000, payable in equal quarterly installments of $100,000, beginning on the first Quarterly Payment Date following the Closing Date.

              (d) For the period beginning upon the date of the first payment outlined above and ending upon the date of payment in full of the Purchase Price, Buyer may, at Buyer's sole




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discretion, terminate this agreement (a "Termination"). In the event of a
Termination, (i) Buyer shall return all intellectual property acquired pursuant to this Agreement to Seller, (ii) Buyer shall have no obligation to make any further payments pursuant to Section 1.01(b) or (c), (iii) Seller shall have no obligation to return to Buyer any amounts previously paid pursuant to Section
1.01 and (iv) the restrictions set forth in Section 5.12 hereof shall immediately cease and be of no further force or effect. In order to effect a Termination hereunder, Buyer shall be required to deliver to the President of Seller, via hand delivery, a written notice of termination ("Notice") signed by Buyer's senior executive responsible for corporate business development. The notice shall set forth Buyer's intent to cause a Termination and the date on which such Termination shall be effective, which date shall be at least 20 business days after the date of the Notice. Buyer shall have the right to cancel any such Termination, at its sole discretion, at any time until the effective time of such Termination. In no event will late payment or other actual or potential breach of this Agreement be deemed to be a Termination.

              SECTION 1.02. ACQUIRED ASSETS AND EXCLUDED ASSETS. (a) The term "ACQUIRED ASSETS" means all the business, properties, assets, goodwill and rights of Seller of whatever kind and nature, real or personal, tangible or intangible, including those set forth on the Schedules hereto that are owned, leased or licensed by Seller on the Closing Date (as defined in Section 2.01) and used, held for use or intended to be used primarily in the operation or conduct of the Business, other than the Excluded Assets (as defined in Section 1.02(b)), including:

              (i)    all interests in real property of Seller (the "PREMISES");

              (ii) all raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories of Seller, including those set forth on Schedule 1.02(ii), that on the Closing Date are located on the Premises, and all of Seller's raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories ~~(including in transit, on consignment or in the possession of any third party) on the Closing Date that is used, held for use or intended to be used primarily in the operation or conduct of the Business, all as set forth in Schedule 1.02(a)(ii) (collectively, the "INVENTORY");

              (iii) all other tangible personal property and interests therein, including all machinery, equipment, furniture, furnishings and vehicles, of Seller~~ set forth in Schedule 1.02(a)(iii) that is used, held for use or intended to be used primarily in the operation or conduct of the Business (the "PERSONAL PROPERTY");

              (iv) all trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names, and other indications of origin (other than those set forth on Schedule 1.02(iv) hereof), the goodwill associated with the foregoing and registrations in any jurisdiction of, and application in any jurisdiction to register the foregoing including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable or not patentable in any jurisdiction; trade secrets, know-how and confidential information and rights, to the extent provided by applicable laws, in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works of commercial value, whether copyrights, copyrightable or not



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copyrightable in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code and data) and licenses, immunities, covenants not to sue and all rights to any of the foregoing (the "INTELLECTUAL PROPERTY") of Seller that are used, held for use or intended to be used primarily in the operation or conduct of the Business (such Intellectual
Property being the "ASSIGNED INTELLECTUAL PROPERTY" as more fully set forth in that certain Intellectual Property Agreement substantially in the form set out in Exhibit A hereto, to be entered into by Buyer and Seller on the Closing Date (the "IP AGREEMENT");

              (v) all trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how of Seller that are used, held for use or intended to be used primarily in the operation or conduct of the Business (the "TECHNOLOGY");

              (vi) all Permits (as defined in Section 3.10) of Seller set forth in Schedule 1.02(a)(vi) that are used, held for use or intended to be used primarily in the operation or conduct of the Business (the "ASSIGNED PERMITS");

              (vii) all contracts, licenses, agreements, commitments and all other legally binding arrangements, whether oral or written ("CONTRACTS"), to which Seller is a party or by which Seller is bound that are set forth in
Schedule 1.02(vii), and subject to Section 1.02(c) herein, all other Contracts (including purchase orders and sales orders) to which Seller is a party or by which Seller is bound that are used, held for use or intended to be used primarily in, or that arise primarily out of, the operation or conduct of the Business or to which the Acquired Assets are subject (the "ASSIGNED CONTRACTS");

              (viii) all rights in and to products sold or leased (including products returned after the Closing and rights of rescission, replevin and reclamation) in the operation or conduct of the Business;

              (ix) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items that are used, held for use or intended to be used primarily in, or that arise primarily out of, the operation or conduct of the Business;

              (x) all rights, claims and credits to the extent relating to any other Acquired Asset or any Assumed Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any other Acquired Asset or any Assumed Liability;

              (xi) all books of account, ledgers, general, financial, accounting and personnel records, files, invoices, customers' and suppliers' lists, other distribution lists, billing records, sales and promotional literature, manuals, customer and supplier correspondence (in all cases, in any form or medium), of Seller that are used, held for use or intended to be used primarily in, or that arise primarily out of, the conduct or operation of the Business (the "RECORDS"); and



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              (xii)  all goodwill generated by or associated with the Business.

        (b)    The term "EXCLUDED ASSETS" means:

              (i) (A) all accounts receivable other than those related to continuing service and support of the acquired products or any amounts related to prepaid services of Seller on the Closing Date arising out of the operation or conduct of the Business and (B) all assets identified on Schedule 1.02(b);

              (ii)   all cash and cash equivalents of Seller;

              (iii) all rights, claims and credits of Seller to the extent relating to any other Excluded Asset or any Excluded Liability (as defined in Section 1.03(b)), including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any other Excluded Asset or any Excluded Liability;

              (iv) all the assets of Seller Pension Plans (as defined in Section 3.14); (v) all rights of Seller under this Agreement, the Ancillary Agreements (as defined in Section 9.05) and the other agreements and instruments executed and delivered in connection with this Agreement;and

              (vi)   all assets of Seller which are not related to the Business.

        (c) Notwithstanding anything to the contrary set forth in this Agreement, to the extent that, after the Closing Date, Buyer or Seller become aware of Contracts to which Seller is a party or by which Seller is bound and that were used, held for use or intended to be used primarily in, or arose primarily out of, the operation or conduct of the Business or to which the Acquired Assets were subject as of the Closing Date, and such Contracts were not listed as Assigned Contracts on Schedule 1.02(a)(vii), Buyer shall have the option, in its sole discretion, to (i) assume the rights and obligations under any or all of such Contracts (in which case such Contracts shall be deemed Acquired Assets hereunder), or (ii) not assume the rights and obligations under any or all of such Contracts (in which case such Contracts shall not be considered Acquired Assets hereunder) and Buyer shall have no liability with respect thereto.

              SECTION 1.03. ASSUMPTION OF CERTAIN LIABILITIES. (a) Upon the terms and subject to the conditions of this Agreement, Buyer shall assume, effective as of the Closing, and from and after the Closing Buyer shall pay, perform and discharge when due all liabilities, obligations and commitments of Seller under the Assigned Contracts to the extent such liabilities, obligations and commitments relate to the period from and after the Closing (the "ASSUMED LIABILITIES").

              (b) Notwithstanding Section 1.03(a), or any other provision of this Agreement or any Ancillary Agreement, Buyer shall not assume any of the following liabilities, obligations and



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commitments of Seller (the "EXCLUDED LIABILITIES"), all of which shall be retained and paid, performed and discharged when due by Seller:

              (i) any liability, obligation or commitment of Seller, except as specifically set forth in Section 1.03(a), relating to or arising out of the Business or any Acquired Asset, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, and based upon, arising out of or resulting from any fact, circumstance, occurrence, condition, act or omission existing on or occurring on or prior to the Closing;

              (ii) any liability, obligation or commitment of Seller, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, arising primarily out of the operation or conduct by Seller or any of its affiliates of any business other than the Business;

              (iii) any liability, obligation or commitment of Seller (a) arising out of any actual or alleged breach by Seller of, or nonperformance by Seller under, any Contract (including any Assigned Contract) prior to the Closing or (b) accruing under any Assigned Contract with respect to any period prior to the Closing;

              (iv) any liability, obligation or commitment of Seller arising out of (a) any suit, action or proceeding ("PROCEEDING") pending or, to the knowledge of Seller after due inquiry, threatened as of the Closing Date or (b) any actual or alleged violation by Seller or any of its affiliates of any Applicable Law (as defined in Section 3.03) prior to the Closing;

              (v)    any account payable of Seller;

              (vi) any liability, obligation or commitment of Seller that relates primarily to, or that arises primarily out of, any Excluded Asset, or that arises out of the distribution to, or ownership by, Seller of the Excluded Assets or associated with the realization of the benefits of any Excluded Asset;

              (vii) any liability, obligation or commitment for Taxes (as defined in Section 3.12), whether or not accrued, assessed or currently due and payable, (a) of Seller or (b) relating to the operation or ownership of the Business or the assets for any Tax period (or portion thereof) ending on or prior to the Closing Date (for purposes of this clause (vii), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a Tax period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer based upon the number of days of such period included in the pre-Closing Tax period and the number of days of such Tax period after the Closing Date (which period shall include the Closing Date));

              (viii) any liability, obligation or commitment for transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Ancillary



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Agreements, the Acquisition and the other transactions contemplated hereby and thereby ("TRANSFER TAXES");

              (ix) any liability, obligation or commitment of Seller arising under any Seller Benefit Plan (as defined in Section 3.14(a));

              (x) any liability, obligation or commitment of Seller that relates to, or that arises out of, products manufactured, shipped or sold by or on behalf of Seller on or prior to the Closing Date (including claims of negligence, personal injury, product damage, product liability, product warranties, promotional obligations, strict liability, product recall or any other claims (including workers' compensation, employer's liability or otherwise)), whether such liability, obligation or commitment relates to or arises out of accidents, injuries or losses occurring on or prior to or after the Closing Date, but not including any such obligation or commitment which can be fulfilled by Buyer through the provision of normal and customary maintenance and support activities, which will include when necessary providing a new version of the product;

              (xi) any liability, obligation or commitment of Seller that relates to, or that arises out of, the employment or the termination of the employment with Seller of any employee or former employee of the Business (including as a result of the transactions contemplated by this Agreement); and

              (xii) any liability, obligation or commitment of Seller to any of its affiliates.

              (c) Buyer shall acquire the Acquired Assets free and clear of all liabilities, obligations and commitments of Seller~~, other than the Assumed Liabilities, and free and clear of all Liens (as defined in Section 3.05), other than Permitted Liens (as defined in Section 3.05).

              SECTION 1.04. CONSENTS OF THIRD PARTIES. (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of Seller ~~or, upon transfer, Buyer under such asset. If any transfer or assignment by Seller to, or any assumption by Buyer of, any interest in, or liability, obligation or commitment under, any asset requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained. To the extent any Assigned Contract may not be assigned to Buyer by reason of the absence of any such consent, Buyer shall not be required to assume any Assumed Liabilities arising under such Assigned Contract.

              (b) If any such consent is not obtained prior to the Closing, Seller, and Buyer shall cooperate (at their own expense) in any lawful and reasonable arrangement reasonably proposed by Buyer under which Buyer shall obtain the economic claims, rights and benefits under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include: (i) the


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subcontracting, sublicensing or subleasing to Buyer of any and all rights of
Seller against the other party to such third-party agreement arising out of a breach or cancellation thereof by the other party, and; (ii) the enforcement by Seller of such rights. To the extent, and only to the extent, Buyer is able to receive the economic claims, rights and benefits under such asset, Buyer shall be responsible for the Assumed Liabilities, if any, arising under such asset.

       ARTICLE II

       THE CLOSING

              SECTION 2.01. CLOSING DATE. The closing of the Acquisition (the "CLOSING") shall take place at the offices of Buyer, New Orchard Road, Armonk, New York 10504, at 10:00 a.m. on the 15th or 30 day of the calendar month in which all the conditions set forth in Article VI have been satisfied, but in no event prior to January 15, 2000 (or, to the extent permitted, waived by the party entitled to the benefits thereof), or at such other place, time and date as shall be agreed between Seller and Buyer. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE." All transactions provided for herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as soon as Seller and Buyer have completed the Closing or as of the close of business on the Closing Date, whichever first occurs.

              SECTION 2.02. TRANSACTIONS TO BE EFFECTED AT THE CLOSING. At the
Closing:

              (a) Seller shall deliver to Buyer: (i) such appropriately executed bills of sale, assignments and other instruments of transfer relating to the Acquired Assets in form and substance reasonably satisfactory to Buyer and its counsel; and (ii) such other documents as Buyer or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement; and

              (b)    Buyer shall deliver to Seller: (i) the amount set forth in
Section 1.01(b)(i); (ii) such appropriately executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities in form and substance reasonably satisfactory to Seller and its counsel; and (iii) such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

              SECTION 2.03. RISK OF LOSS. Until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller.



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       ARTICLE III

       REPRESENTATIONS AND WARRANTIES OF SELLER

              Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

              SECTION 3.01. ORGANIZATION, STANDING AND POWER. Seller is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct the Business and its other businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect: (i) on the business, assets, financial condition or results of operations of Seller and its subsidiaries, taken as a whole, or of the Business; (ii) on the ability of Seller to perform its obligations under this Agreement and the Ancillary Agreements; or (iii) on the ability of Seller to consummate the Acquisition and the other transactions contemplated hereby (a "SELLER MATERIAL ADVERSE Effect"). Seller is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the Acquired Assets held by it or the nature of the Business make such qualification necessary for it to conduct the Business as currently conducted by it, except where the failure to be so qualified would not be a Seller Material Adverse Impact. Seller has made available to Buyer true and complete copies of its certificate of incorporation and by-laws~~, in each case as amended through the date of this Agreement.

              SECTION 3.02. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. Seller has full power and authority to execute this Agreement and the Ancillary Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is a party, and this Agreement constitutes, and each Ancillary Agreement to which it is a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

              SECTION 3.03. NO CONFLICTS; CONSENTS. The execution and delivery by Seller of this Agreement does not, the execution and delivery by Seller of each Ancillary Agreement to which it is a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or



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guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the Acquired Assets under, any provision of: (i) the certificate of incorporation or by-laws of Seller or any of its subsidiaries;
(ii) any Assigned Contract to which Seller or any of its subsidiaries is a party or by which any of their respective properties or assets is bound; or (iii) any judgment, order or decree ("JUDGMENT") or statute, law, ordinance, rule or regulation ("APPLICABLE LAW") applicable to Seller or any of its subsidiaries or the Acquired Assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect. No consent, approval, license, permit, order or authorization ("CONSENT") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required to be obtained or made by or with respect to Seller or any of its subsidiaries in connection with (a) the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby or (b) the conduct by Buyer of the Business following the Closing as conducted on the date hereof, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and (ii) compliance with and filings under Section
13(a) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT").

              SECTION 3.04. FINANCIAL STATEMENTS. (a) Schedule 3.04 sets forth:
(i) Seller's unaudited balance sheet for the Business as of September 30, 1999, and (ii) Seller's income statements for the Business for the fiscal years ended June 30, 1998 and June 30, 1999 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared from the books and records of Seller relating to the Business and fairly present the financial condition and results of operation of the Business as of the dates and for the periods indicated.

              (b) The Business does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) that have had or could reasonably be expected to have a Seller Material Adverse Effect, except (i) for items set forth in Schedule 3.04, and (ii) for Taxes.

              SECTION 3.05. ASSETS OTHER THAN REAL PROPERTY INTERESTS. (a) Seller has good and valid title to all the Acquired Assets, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, "LIENS"), except: (i) such as are set forth in Schedule 3.05 (all of which shall be discharged prior to the Closing); and (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty (the Liens described in clause (ii) above are referred to collectively as "PERMITTED LIENS"). In no event will Permitted Liens in the aggregate materially impair the value of the Acquired Assets.

              (b) This Section 3.05 does not relate to real property or interests in real property.

              SECTION 3.06. REAL PROPERTY. (a) Schedule 3.06 sets forth a complete list of all real property and interests in real property owned in fee by Seller and used, held for use or intended to be used primarily in the operation or conduct of the Business, other than any such property or interest constituting an Excluded Asset (individually, an "OWNED PROPERTY"). Schedule
3.06 sets forth a complete list of all real property and interests in real property leased by Seller and used, held for use or intended to be used primarily in the operation or conduct of the Business, other than any such property or interest constituting an Excluded Asset (individually, a "LEASED PROPERTY" and, collectively, with the Owned Property, the "BUSINESS PROPERTY").

              SECTION 3.07. CONTRACTS. (a) Except as set forth in Schedule 3.07 and except for Contracts relating solely to Excluded Assets, Seller is not a party to or bound by any Contract that is used, held for use or intended for use primarily in, or that arises primarily out of, the operation or conduct of the Business and that is:

              (i) an employment agreement or employment contract that is not terminable by Seller by notice of not more than 60 days;

              (ii) a collective bargaining agreement or other Contract with any labor organization, union or association;

              (iii) an agreement granting exclusive rights to any third party, a covenant not to compete or other covenant of Seller restricting the development, manufacture, marketing or distribution of the products and services of Seller or restricting the right of Seller to grant any of such rights to any other party, other than those agreements set forth on Schedule 3.07(iii);

              (iv) an agreement pursuant to which any third party has the right to manufacture or reproduce copies of any Assigned Intellectual Property, other than those agreements set forth on Schedule 3.07(iv) (such listed agreements shall be referred to herein as the "MANUFACTURING AGREEMENTS");

              (v) an agreement pursuant to which any third party has the right to distribute (as a distributor, reseller or other similar capacity but excluding value added resellers) copies of any Assigned Intellectual Property, other than those agreements set forth on Schedule 3.07(v) (such listed agreements shall be referred to herein as the "DISTRIBUTION AGREEMENTS");

              (vi) an agreement pursuant to which any third party has the right to distribute copies of any Assigned Intellectual Property as a value added reseller, other than those agreements set forth on Schedule 3.07(vi) (such listed agreements shall be referred to herein as the "VAR AGREEMENTS");

              (vii) an agreement pursuant to which any third party is entitled to (1) any error corrections to any Assigned Intellectual Property or any maintenance services with respect to any Assigned Intellectual Property, or (2) any new versions, releases, updates, improvements or other enhancements to any Assigned Intellectual Property, in both cases other than those set forth on Schedule 3.07(vii) (such listed agreements shall be referred to herein as the "CUSTOMER MAINTENANCE AND SUPPORT AGREEMENTS" and such list shall specify for each agreement the date upon which Seller's obligation to provide such maintenance and support terminates);

              (viii) a Contract with (a) any shareholder of Seller, (b) any affiliate of Seller or (c) any current or former officer, director or employee of Seller or any of its affiliates (other than employment agreements covered by clause (i) above);

              (ix) a lease, sublease or similar Contract with any person under which (a) Seller is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (b) Seller ~~is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by Seller;

              (x) (a) a continuing Contract for the future purchase of materials, supplies or equipment (other than purchase orders for inventory in the ordinary course of business consistent with past practice) or (b) a management, service, consulting or other similar Contract, in any such case that has an aggregate future liability to any person in excess of $25,000 and is not terminable by Seller ~~by notice of not more than 60 days;

              (xi) a license, sublicense, option or other Contract relating in whole or in part to the Assigned Intellectual Property (including any license or other Contract under which Seller ~~is licensee or licensor of any Assigned Intellectual Property) or to any Technology;

              (xii) a Contract granting a Lien (other than a Permitted Lien) upon any Business Property or any other Acquired Asset;

              (xiii) a power of attorney (other than a power of attorney given in the ordinary course of business with respect to routine tax matters);

              (xiv)  a Contract not made in the ordinary course of business;

              (xv)   a confidentiality agreement;

              (xvi) a Contract (including a purchase order), involving payment by Seller of more than $25,000 or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days' notice), other than purchase orders entered into in the ordinary course of the Business after the date of this Agreement and not in violation of this Agreement;

              (xvii) a Contract (including a sales order) involving the obligation of Seller ~~to deliver products or services for payment of more than $25,000 or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days' notice), other than sales orders entered into in the ordinary course of the Business after the date of this Agreement and not in violation of this Agreement;

              (xviii) a Contract for the sale of any Acquired Asset (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any Acquired Asset or requiring the consent of any party to the transfer thereof;

              (xix) a Contract with or license or Permit by or from any Governmental Entity;

              (xx) a Contract for any joint venture, partnership or similar arrangement;

              (xxi) a Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative;

              (xxii) other Contract that has an aggregate future liability to any person (other than Seller) in excess of $25,000 and is not terminable by Seller by notice of not more than 60 days for a cost of less than $25,000 (other than purchase orders and sales orders); or

              (xxiii) a Contract other than as set forth above to which Seller is a party or by which it or any of its assets or businesses is bound or subject that is material to the Business or the use or operation of the Acquired Assets.

              (b) Except as set forth in Schedule 3.07(b), all Contracts listed in the Schedules are valid, binding and in full force and effect and are enforceable by Seller, as applicable, in accordance with their terms. Except as set forth in Schedule 3.07(b), Seller has performed all obligations required to be performed by it to date under the Assigned Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Seller, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Seller has not, except as disclosed in the applicable Schedule, received any notice of the intention of any party to terminate any Assigned Contract listed in any Schedule. Complete and correct copies of all Contracts listed in the Schedules, together with all modifications and amendments thereto, have been made available to Buyer.

              (c) Schedule 3.07(c) sets forth each Assigned Contract with respect to which the Consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the Acquisition to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach, violation or default thereunder or any other change or modification to the terms thereof.

              SECTION 3.08. INVENTORY. Each item of Inventory is free of any material defect or deficiency and is in good, usable and currently marketable condition in the ordinary course of business (subject, in the case of raw materials and work-in-process, to the completion of the production process). The Inventory is generally of a quality useable and saleable at Seller's customary gross margins and with customary markdowns consistent in all material respects with past practice in the ordinary course of business.

              SECTION 3.09. PERSONAL PROPERTY. Schedule 3.09 sets forth a brief description of each item of Personal Property with an original cost in excess of $1,000, indicating, in each case, the purchase price thereof, the year of purchase and the accumulated book depreciation. Each such item is in good working order (ordinary wear and tear excepted), is free from any material defect and has been maintained in all material respects in accordance with the past practice of the Business and generally accepted industry practice, and no repairs, replacements or regularly scheduled maintenance relating to any such item has been deferred.

              SECTION 3.10. PERMITS. (a) Schedule 3.10 sets forth all certificates, licenses, permits, authorizations and approvals ("PERMITS") issued or granted to Seller by Governmental Entities that are used or held for use in the operation or conduct of the Business. Except as set forth in Schedule 3.10:
(i) all such Permits are validly held by Seller, and Seller has complied in all material respects with all terms and conditions thereof; (ii) during the past three (3) years, Seller has not received notice of any Proceedings relating to the revocation or modification of any such Permits the loss of which, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect; and (iii) none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisition.

              (b) Seller possesses all Permits to own or hold under lease and operate the Acquired Assets and to conduct the Business as currently conducted.

              SECTION 3.11. SUFFICIENCY OF ACQUIRED ASSETS. The Acquired Assets (together with the Excluded Assets specified in Section 1.02(b)(i)), comprise all the assets employed by Seller in connection with the Business. The Acquired Assets are sufficient for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted.

              SECTION 3.12. TAXES. (a) For purposes of this Agreement: "TAX" means: (i) any tax, impost, duty, withholding, charge, fee, levy or other assessment or charge of any kind whatsoever imposed by any Government Entity or Taxing Authority, whether domestic or foreign ("TAXING AUTHORITY") (including, but not limited to, any tax imposed under Subtitle A of the Code (as defined herein) and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax), together with any interest, penalty, addition to tax or additional amount due attributable to or imposed with respect to such amounts and obligations under any agreement or arrangements with any person with respect to such amounts; (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of a party to this Agreement being a member of an affiliated, consolidated or combined group with any other corporation at any time on or prior to the Closing Date; and (iii) any liability of any person with respect to the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation of such person to indemnify any other person. Provided however, the above definition of Tax shall not include any item which is not directly or indirectly related to the Business.

"CODE" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

              (b) Except as set forth in Schedule 3.12: (i) Seller, and any affiliated group, within the meaning of Section 1504 of the Code, of which Seller is or has been a member, has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax returns, reports and forms required to be filed by the Code or by applicable state, local or foreign Tax laws; (ii) all Taxes shown to be due on such returns, reports and forms and required to be paid have been timely paid in full or will be timely paid in full by the due date thereof; (iii) all Taxes required to be withheld or collected or deposited have been withheld, collected or deposited; (iv) no notice of any proposed adjustment or notice of underpayment has been issued by any Governmental Authority with respect to such Taxes; (v) no claim has been asserted or threatened with respect to any Taxes that remain outstanding; (vi) no extensions of the time for assessment of any Taxes has been requested or granted (other than any such extension that is no longer in effect); (vii) no protests are pending with respect to any Taxes; and (viii) no material Tax Liens have been filed and no material claims are being asserted or investigations instituted with respect to any Taxes which would give rise to any such Lien.

              (c) Except as set forth in Schedule 3.12: (i) neither Seller nor any of its affiliates has made with respect to Seller, or any assets of the Business, any consent under Section 341 of the Code; (ii) none of the Acquired Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code; and (iii) none of the Acquired Assets is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

              (d)    Seller is not a "foreign person" within the meaning of
Section 1445 of the Code.

              SECTION 3.13. PROCEEDINGS. Schedule 3.13 sets forth a list of each pending or, to the knowledge of Seller, threatened Proceeding arising out of the conduct of the Business or against or affecting any Acquired Asset and that: (a) relates to or involves more than $1,000; (b) seeks any material injunctive relief; or (c) relates to or may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement. Except as set forth in Schedule 3.13, none of the Proceedings or claims listed in Schedule
3.13 as to which there is at least a reasonable possibility of adverse determination would have, if so determined, individually or in the aggregate, a Seller Material Adverse Effect. To the knowledge of Seller, except as set forth in Schedule 3.13, Seller is not a party or subject to or in default under any Judgment applicable to the conduct of the Business or any Acquired Asset or Assumed Liability. Except as set forth in Schedule 3.13, there is not any Proceeding or claim by Seller pending, or which Seller intends to initiate, against any other Person arising out of the conduct of the Business. Except as set forth in Schedule 3.13, to the knowledge of Seller, there is no pending or threatened investigation of or affecting the conduct of the Business or any Acquired Asset or Assumed Liability.

              SECTION 3.14. BENEFIT PLANS. (a) Schedule 3.14 contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee

Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by Seller for the benefit of any officers or employees of the Business ("SELLER PENSION PLANS") and all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements and other employee fringe benefit plans maintained, or contributed to, by Seller or any of its affiliates for the benefit of any officers or employees of the Business (all the foregoing, including Seller Pension Plans, being herein called "SELLER BENEFIT PLANS"). Seller has delivered to Buyer true, complete and correct copies of: (i) each Seller Benefit Plan (or, in the case of any unwritten Seller Benefit Plans, descriptions thereof); (ii) the two most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each Seller Benefit Plan (if any such report was required); (iii) the most recent summary plan description for each Seller Benefit Plan for which such a summary plan description is required; and (iv) each trust agreement, group annuity contract or other funding and financing arrangement relating to any Seller Benefit Plan.

              (b) Each Seller Benefit Plan has been administered in all material respects in accordance with its terms. Seller and all Seller Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code, all other Applicable Laws and all applicable collective bargaining agreements. No accumulated funding deficiency, whether or not waived, exists with respect to any Seller Benefit Plan subject to Title IV of ERISA and in respect of which Seller or any of its Affiliates is (or if such plan were terminated, would under Section 4069 of ERISA been deemed to be) an employer. No liability to the Pension Benefit Guarantee Corporation has been or is reasonably expected by Seller to be incurred with respect to any Seller Benefit Plan. Seller has not incurred and does not reasonably expect to incur any withdrawal liability under Title IV or ERISA with respect to any plan which is a multiemployer plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will involve any transaction which constitutes a prohibited transaction which could subject any party hereto to the penalty or tax on prohibited transactions imposed by Section 502 of ERISA or Section 4975 of the Code. Except as set forth in Schedule 3.14, all material reports, returns and similar documents with respect to Seller Benefit Plans required to be filed with any Governmental Entity or distributed to any Seller Benefit Plan participant have been duly and timely filed or distributed. Except as set forth in Schedule 3.14, there are no Proceedings pending, or, to the knowledge of Seller, threatened against or involving any Seller Benefit Plan and, to the knowledge of Seller, there are no investigations by any Governmental Entity or other claims (except routine claims for benefits payable in the normal operation of Seller Benefit Plans) pending or threatened against or involving any Seller Benefit Plan or asserting any rights to benefits under any Seller Benefit Plan. Except as set forth in Schedule 3.14, none of the Proceedings, investigations and claims listed in Schedule 3.14 as to which there is at least a reasonable possibility of adverse determination, would have, if so determined, individually or in the aggregate, a Seller Material Adverse Effect. Except as set forth in Schedule 3.14, to the knowledge of Seller, there are no unasserted claims of the type that would be required to be disclosed in Schedule
3.14 if pending or threatened that if asserted would have at least a reasonable possibility of an adverse determination.

              (c) Schedule 3.14(c) contains a true and complete copy of each retention agreement (each, a "RETENTION AGREEMENT") between each employee of the Business and Seller.

              (d) Except as set forth in Schedule 3.14, no employee or former employee of the Business will become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit solely as a result of the transactions contemplated hereby.

              SECTION 3.15. ABSENCE OF CHANGES OR EVENTS. Since June 30, 1999, there has not been any material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the Business, taken as a whole. Since June 30, 1999, Seller has caused the Business to be conducted in the ordinary course and in substantially the same manner as previously conducted and has made all reasonable efforts consistent with past practices to preserve the relationships of the Business with customers, suppliers and others with whom the Business deals.

              SECTION 3.16. COMPLIANCE WITH APPLICABLE LAWS. (a) Except as set forth in Schedule 3.16, the Business is in compliance in all material respects with all Applicable Laws, including those relating to occupational health and safety or the environment. Except as set forth in Schedule 3.16, Seller has not received any written or oral communication during the past three (3) years from a Governmental Entity that alleges that the Business is not in compliance in any material respect with any Applicable Law.

              (b) Except as set forth in Schedule 3.16: (i) during the past three (3) years, Seller has not received any written or, to Seller's knowledge, any oral communication from a Governmental Entity that alleges that the Business is not in compliance in any material respect with any Environmental Law; (ii) Seller holds, and is in compliance with, all Permits required to conduct the Business under the Environmental Laws (as defined below), and is in compliance with all Environmental Laws; and (iii) Seller has no knowledge of any environmental reports, audits, data and other information, other than those set forth in Schedule 3.16, that disclose environmental liabilities which relate to the Business that, individually or in the aggregate, could reasonably be expected to have a Seller Material Adverse Effect and (iv) in connection with the conduct of the Business, Seller has not entered into or agreed to any court decree or order and is not subject to any Judgment relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Materials (as defined below) under any Environmental Law. Seller has no contingent liabilities in respect of the Business in connection with any Hazardous Materials that, individually, or in the aggregate, have had or could reasonably be expected to have a Seller Material Adverse Effect. Except as set forth in Schedule 3.16, there are no aboveground or underground storage tanks on or under any Business Property. The term "ENVIRONMENTAL LAWS" means any and all Applicable Laws, Judgments and Permits issued, promulgated or entered into by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the management, Release (as such term is defined below) or threatened Release of Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ss.ss. 9601 ET seq. ("CERCLA"), the Federal Water Pollution Control Act, as amended by the Clean Water Act of

1977, 33 U.S.C. ss.ss. 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. ss.ss. 7401 ET seq., the Toxic Substances Control Act of 1976, 15 U.S.C. ss.ss. 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. ss.ss. 651 ET seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss.ss. 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. ss.ss. 300(F) ET seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1801 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder. The term "HAZARDOUS MATERIALS" means all explosive or regulated radioactive materials or substances, hazardous or toxic substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, and all other materials or chemicals regulated pursuant to any Environmental Law, including materials listed in 49 C.F.R. ss. 172.101 and materials defined as hazardous pursuant to
Section 101(14) of CERCLA. The term "RELEASE" means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration of any Hazardous Materials in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata or workplace).

              (c) The occupancies and uses of the Business Property, as well as the operation of the Business Property, comply in all material respects with all Applicable Laws and are not in violation of any thereof; and all certificates of occupancy and all other Permits required by Applicable Law for the proper use and operation of the Business Property are in full force and effect. All material approvals, consents, Permits, utility installations and connections required for the operation of the Business Property have been granted, effected or performed and completed (as the case may be), and all fees and charges therefor have been fully paid. Seller has not received written or, to Seller's knowledge, any oral notice of, and does not otherwise have knowledge of, any violations, Proceedings or Judgments relating to zoning, building use and occupancy, traffic, fire, health, sanitation, air pollution, ecological, environmental or other laws or regulations, against, or with respect to, the Business Property.

              SECTION 3.17. EMPLOYEE AND LABOR MATTERS. (a) Except as set forth in Schedule 3.17(a): (i) there is not any, and during the past three (3) years there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Seller, threatened, against or affecting the Business;
(ii) to the knowledge of Seller, no union organizational campaign is in progress with respect to the employees of the Business and no question concerning representation of such employees exists; (iii) Seller is not engaged in any unfair labor practice in connection with the conduct of the Business; (iv) there are not any unfair labor practice charges or complaints against Seller pending, or, to the knowledge of Seller, threatened, before the National Labor Relations Board in connection with the conduct of the Business; (v) there are not any pending, or, to the knowledge of Seller, threatened, union grievances against Seller in connection with the conduct of the Business; (vi) there are not any pending, or, to the knowledge of Seller, threatened, charges in connection with the conduct of the Business against Seller or any current or former employee of the Business before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and (vii) Seller has received no written or, to Seller's knowledge, any oral notice during the past three (3) years of the intent of any

Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting the Business and, to the knowledge of Seller, no such investigation is in progress.

              (b) Schedule 3.17(b) sets forth the name and address of each employee (the "Employees") of and consultant (including contract employees) to the Business as of the date hereof together with the current job title or relationship to the Business, the current annual salary (including bonus) for each such person, a list, by individual grant, of all unvested stock options issued to each Employee or consultant and the vesting schedule associated with such stock options.

              (c) No Employee of the Business is, to the knowledge of Seller, a party to or bound by any Contract, or subject to any Judgment that may interfere with the use of such person's best efforts to promote the interests of the Business, may conflict with the Business or the transactions contemplated hereby or that has had or could reasonably be expected to have a Seller Material Adverse Effect. To the knowledge of Seller, no activity of any employee of the Business as or while an employee of the Business has caused a violation of any employment contract, confidentiality agreement patent disclosure agreement or other Contract to which such employee was a party. To the knowledge of Seller, neither the execution and delivery of this Agreement, nor the conduct of the Business by the employees of the Business, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, under which any such employee is now obligated.

              SECTION 3.18. TRANSACTIONS WITH AFFILIATES. Except as set forth in
Schedule 3.18, none of the Contracts set forth in Schedule 3.07 between the Business, on the one hand, and Seller or any of its affiliates, on the other hand, will continue in effect subsequent to the Closing. Except as set forth in
Schedule 3.18, after the Closing none of Seller's affiliates will have any interest in any property (real or personal, tangible or intangible) or Contract used in or pertaining to the Business. Except as set forth in Schedule 3.18, Seller provides no material services to the Business.

              SECTION 3.19. EFFECT OF TRANSACTION. Except as set forth in
Schedule 3.19, no creditor, employee, client, customer or other person having a material business relationship with the Business has informed Seller in writing, or to Seller's knowledge, by oral notice, that such person intends to change such relationship because of the purchase and sale of the Business or the consummation of any other transaction contemplated hereby.

              SECTION 3.20. DISCLOSURE. No representation or warranty of Seller contained in this Agreement or in any Ancillary Agreement, and no statement contained in any document, certificate or Schedule furnished or to be furnished by or on behalf of Seller to Buyer or any of its representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or Schedule. The financial projections relating to the Business delivered to Buyer were prepared on the basis of assumptions Seller reasonably believed in good faith at the time of preparation to be reasonable and Seller has no knowledge of any fact or information that would lead it to believe that such assumptions are incorrect or misleading in any material respect.

              SECTION 3.21. SUPPLIERS. Except as set forth in Schedule 3.21, between June 30, 1999 and the date of this Agreement, in the conduct of the Business, Seller has not entered into or made any contract or commitment for the purchase of merchandise other than in the ordinary course of business consistent with past practice.

              SECTION 3.22. YEAR 2000 COMPLIANCE. (a) Except as set forth in
Schedule 3.22, all technology constituting computer program code and all computer systems of the Business are Year 2000 Compliant (as defined below). To the knowledge of Seller, all Inventory that is, consists of, includes or uses computer software is Year 2000 Compliant.

              (b) The term "YEAR 2000 COMPLIANT", with respect to a computer system or software program, means that such computer system or program when used in accordance with its associated documentation, is capable of correctly processing, providing and/or receiving date data within and between the 20th and 21st centuries, provided that all products (for example, hardware, software and firmware) used with the computer system or program properly exchange date data with it.

              SECTION 3.23. CUSTOMERS. Except for the customers named in
Schedule 3.23, the Business does not have any customer to whom it made more than 5% of its sales during the most recent full fiscal year. Except as set forth in schedule 3.23, since June 30, 1999, there has not been (i) any material adverse change in the business relationship of the Business with any customer named in
Schedule 3.23 or (ii) any change in any material term (including credit terms) of the sales agreements or related agreements with any such customer. During the past twelve (12) months, Seller has not received any written or, to Seller's knowledge, any oral customer complaint concerning the products and services of the Business, nor has it had any such products returned by a purchaser thereof, other than complaints and returns made in the ordinary course of business that, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect.


       ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF BUYER

              Buyer hereby represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date, as follows:

              SECTION 4.01. ORGANIZATION, STANDING AND POWER. Buyer is duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements or on the ability of Buyer to consummate the Acquisition and the other transactions contemplated hereby (a "BUYER MATERIAL ADVERSE EFFECT").

              SECTION 4.02. AUTHORITY; EXECUTION AND DELIVERY; AND ENFORCEABILITY. Buyer has full power and authority to execute this Agreement and the Ancillary Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Buyer has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is a party, and this Agreement constitutes, and each Ancillary Agreement to which it is a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

              SECTION 4.03. NO CONFLICTS; CONSENTS. The execution and delivery by Buyer of this Agreement do not, the execution and delivery by Buyer of each Ancillary Agreement to which it is a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Buyer with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Buyer or any of its subsidiaries under, any provision of: (i) the certificate of incorporation or by-laws of Buyer or any of its subsidiaries;
(ii) any Contract to which Buyer or any of its subsidiaries is a party or by which any of their respective properties or assets is bound; or (iii) any Judgment or Applicable Law applicable to Buyer or any of its subsidiaries or their respective properties or assets other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Buyer Material Adverse Effect. No Consent of or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Buyer or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than: (A) compliance with and filings under the HSR Act; and (B) compliance with and filings under Section 13(a) of the Exchange Act.

       ARTICLE V

       COVENANTS

              SECTION 5.01. COVENANTS OF SELLER RELATING TO CONDUCT OF BUSINESS.
(a) Except for matters set forth in Schedule 5.01 or otherwise expressly permitted by the terms of this Agreement, from the date of this Agreement to the Closing Seller shall conduct the Business in the usual, regular and ordinary course in substantially the same manner as previously conducted (including with respect to research and development efforts, advertising, promotions, capital expenditures and inventory levels) and, to the extent consistent therewith, use all reasonable efforts to keep intact the Business, keep available the services of the current employees of the Business and preserve the relationships of the Business with customers, suppliers, licensors, licensees, distributors and others with whom the Business deals. Prior to the Closing, Seller~~ shall not take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Acquired Assets and Business Property set forth in Article VI not being satisfied. In addition (and without limiting the generality of the foregoing), except as set forth in
Schedule 5.01 or otherwise expressly permitted or required by the terms of this Agreement, Seller shall not do any of the following in connection with the Business without the prior written consent of Buyer:

              (i) adopt or amend any Seller Benefit Plan (or any plan that would be a Seller Benefit Plan if adopted), including the Retention Agreements set forth in Schedule 3.14, or enter into, adopt, extend (beyond the Closing
Date), renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association, except in each case as required by Applicable law;

              (ii) grant to any officer or employee of the Business any increase in compensation or benefits, except in the ordinary course of business and consistent with past practice or as may be required under existing agreements and except for any increases to which Buyer agrees;

              (iii) grant any new stock options to any Employees, other than those stock options listed on Schedule 3.17(b);

              (iv) hire any new employees, contract employees or consultants (or renew any contracts associated with any existing Employees, contract employees or consultants) or make any changes to job titles or human resources policies affecting the existing Employees, contract employees or consultants;

              (v) permit, allow or suffer any Acquired Asset or the Business Property to become subjected to any Lien of any nature whatsoever that would have been required to be set forth in Schedule 3.05 if existing on the date of this Agreement;

              (vi) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof or otherwise acquire any assets (other than investing) that are material, individually or in the aggregate, to the Business.

              (vii) sell, lease, license or otherwise dispose of any Acquired Asset, except (a) inventory sold in the ordinary course of business and consistent with past practice and (b) any Excluded Asset described in Section 1.02(b)(i); and

              (viii) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

              (b) ADVISE OF CHANGES. Seller shall promptly advise Buyer in writing of the occurrence of any matter or event that is material to the business, assets, financial condition , results of operations or prospects of the Business.

              (c) AFFIRMATIVE COVENANTS. Until the Closing, Seller shall: (i) maintain the Acquired Assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted; (ii) upon any damage, destruction or loss to any material Acquired Asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such Acquired Asset before such event; and (iii) maintain its level and quality of inventory and supplies, raw materials and spare parts in the ordinary course in a manner consistent with past practice.

              SECTION 5.02. NO SOLICITATION. Seller shall not, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by it to: (i) solicit, initiate or encourage any "other bid"; (ii) enter into any agreement with respect to any other bid; or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any other bid. Seller promptly shall advise Buyer orally and in writing of any other bid or any inquiry with respect to or which could lead to any other bid and the identity of the person making any such other bid or inquiry. As used in this
Section 5.02, "other bid" shall mean any proposal to acquire in any manner any of the assets of the Business, other than: (a) the acquisition of inventory in the ordinary course of business; and (b) any Excluded Asset described in Section 1.02(b)(i). Notwithstanding the foregoing, if (i) Seller receives an unsolicited other bid from any third party, and (ii) a majority of Seller's Board of Directors determines in good faith, based on such board's fiduciary duty to Seller, that acceptance of such other bid is in the best interests of Seller, then Seller may accept such other bid, provided that contemporaneously with the acceptance of such other bid, Seller shall pay Buyer, as liquidated damages and not as a penalty, a fee equal to Two Million Dollars ($2,000,000) (the "BREAKUP FEE"). Upon receipt of such Breakup Fee, Buyer shall have no further claims against Seller or any officer, director or employee of Seller in respect of Seller's acceptance of such other bid, provided that nothing herein shall preclude Buyer from bringing any claim that it may have in law or equity against the third party making such other bid.

              SECTION 5.03. ACCESS TO INFORMATION. Seller shall afford to Buyer and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to all the personnel, properties, books, contracts, commitments, Tax returns and records of the Business (other than the Excluded Assets), and during such period shall furnish promptly to Buyer any information concerning the Business as Buyer may reasonably request. For a period of two (2) years after the Closing Date, each Party shall use its good faith reasonable efforts to provide the other Party and its representatives at the other Party's expense, information reasonably requested by the other Party relating to the Business or the Acquired Assets to the extent required by the other Party to permit the other Party to determine any matter relating to its rights and obligations under this Agreement or the Ancillary Agreements and its compliance with applicable Tax and financial reporting requirements. Any requests pursuant to this Section
5.03 shall be at the expense of the requesting Party.

              SECTION 5.04. REASONABLE EFFORTS. Prior to the Closing and for a period of twelve (12) months thereafter, each party shall, and shall cause its affiliates to, use its reasonable efforts (at its own expense) to obtain, and to cooperate in obtaining, all consents from third parties necessary or appropriate to permit the transfer of the Acquired Assets to, and the assumption of the Assumed Liabilities by, Buyer; PROVIDED, HOWEVER, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such consent may be required (other than nominal filing or application fees).

              SECTION 5.05. EXPENSES; TRANSFER TAXES; REFUNDS; TAX LIABILITIES.

              (a) Whether or not the Closing takes place, and except as set forth in Sections 5.10 and 9.03 and Article VIII, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to
Section 1.04.

              (b) All Transfer Taxes incurred in connection with this Agreement and the Ancillary Agreements and transactions contemplated hereby, and shall be paid by Seller in addition to the consideration provided for in Sections 1.01 to the extent legally able to do so, each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other party in providing any information and documentation that may be necessary to obtain such exemptions, provided that neither Party shall be obligated to seek any exemption that would require any governmental audit of its books and records.

              (c) Any refunds and credits attributable to the pre-closing tax period shall be for the account of seller and any refunds and credits attributable to any period which is not part of the pre-closing tax period shall be for the account of buyer.

              (d) Seller hereby agrees to retain responsibility for, and agrees to pay when due any and all taxes of every nature and description (i) of Seller for any Taxable Period or portion thereof or (ii) otherwise relating to the business or the acquired assets for any Taxable Period or portion of a Taxable Period which period or portion ends on or prior to the closing date. In the event that Buyer reasonably determines that a lien on the acquired assets (based upon unpaid taxes payable by Seller under this agreement or by law) is imminent and notifies Seller accordingly, then, unless Seller provides adequate protection (such as a bond or letter of credit) reasonably satisfactory to buyer to ensure that there is no risk to Buyer's ownership of the acquired assets, at Buyer's election, and in Buyer's sole discretion, Buyer may pay any such taxes on Seller's behalf and Seller hereby agrees to reimburse Buyer within 10 days after receiving notice thereof for any such taxes so paid.

              (e) Seller shall deliver to Buyer at Closing an affidavit in substantially the form set forth in Exhibit D, duly executed and acknowledged, certifying that Seller is a "domestic corporation" within the meaning of Sections 7701(a)(3) and (4) of the Code and Section 1.897-1(j) of the applicable Treasury regulations.

              SECTION 5.06. BROKERS OR FINDERS. Each of Buyer and Seller represent, that, except for Seller's engagement of Corporate Finance Advisors, no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and each Party shall be responsible for all liabilities and claims (including costs and expenses of defending the same) arising in connection with any claim by any finder or broker (including, with respect to Seller, Corporate Finance Advisors) that it acted on behalf of such Party in connection with the transactions contemplated thereby.

              SECTION 5.07. EMPLOYEE MATTERS. (a) Seller shall have, prior to the Closing, terminated all Employees and consultants to the Business.

              (b) Buyer shall have made, prior to Closing, offers of employment to all Employees set forth in Schedule 3.17(b) as of the date hereof, and, to the extent Buyer has consented pursuant to section 5.01(a)(iv), to all new employees hired by Seller between the date hereof and the Closing Date.

              (c) Except as set forth on Schedule 3.17(d), no Employee has ever, to the knowledge of Seller after due inquiry, been employed by Buyer or any Buyer affiliate.

              SECTION 5.08. BENEFIT PLAN MATTERS. Buyer shall offer the Employees compensation packages which, taken as a whole, are on terms no less favorable than employment terms, for new employees of Buyer with similar experience and qualifications.

              SECTION 5.09. SUPPLEMENTAL DISCLOSURE. Seller shall have the continuing obligation until the Closing promptly to supplement or amend the Schedules with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules.

              SECTION 5.10. POST-CLOSING COOPERATION. (a) Buyer and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the Business from Seller to Buyer and to minimize any disruption to the Business. After the Closing, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Business (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters.

              (b) After the Closing, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Acquired Assets (including, access to books and records) as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business. In the event that Seller shall after the Closing take any position in any state or Tax return, or reach any settlement or agreement on audit, which is in any manner inconsistent with any position taken by Seller in any filing, settlement or agreement made by Seller prior to the Closing and such inconsistent position: (i) requires the payment by Buyer of more Tax than would have been required to be paid had such position not been taken or such settlement or agreement not been reached; (ii) affects the determination of useful life, basis or method of depreciation, amortization or accounting of any of the Acquired Assets; or (iii) accelerates the time at which any Tax must be paid by Buyer, Seller shall provide timely and reasonable notice to Buyer of such position and indemnify Buyer for any additional Tax owed due to Seller's taking a position in any state or Tax return, or reaching any settlement, or agreement on audit, which is in any manner inconsistent with any position taken by Seller in any filing, settlement or agreement made by Seller prior to the Closing.

              (c) Each party shall be responsible for out-of-pocket costs and expenses incurred by it in assisting the other pursuant to this Section 5.10. Neither party shall be required by this Section 5.10 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, the Business).

              SECTION 5.11. PUBLICITY. No public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

              SECTION 5.12. AGREEMENT NOT TO COMPETE. (a) Seller understands that Buyer shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by law and that Buyer would not have entered into this Agreement absent the provisions of this Section 5.12 and, therefore, for a period of three (3) years from the Closing, Seller shall not directly or indirectly:

              (i) engage in activities or businesses, or establish any new businesses, within North America that are substantially in competition with the Business ("COMPETITIVE ACTIVITIES"), including: (a) selling goods or services of the type sold by the Business, except that if any goods or services were not sold by the Business during the period of time that it was owned by Seller and are not sold by the Business at the time of the Closing (collectively, "PERMITTED GOODS AND SERVICES"), Seller may sell any Permitted Goods and Services notwithstanding anything contained in this Agreement; (b) soliciting any customer or prospective customer of the Business to purchase any goods or services sold by the Business, other than Permitted Goods and Services, from anyone other than Buyer and its affiliates; and (c) assisting any person in any way to do, or attempt to do, anything prohibited by clause (a) or (b) above; and

              (ii) perform any action, activity or course of conduct that is substantially detrimental to the Business (other than the sale of Permitted Goods and Services) or business reputation ("DETRIMENTAL ACTIVITIES"), including: (a) soliciting, recruiting or hiring any employees of the Business or persons who have worked for the Business within six (6) months of the Closing Date; and (b) soliciting or encouraging any employee, contractor or consultant of the Business to leave the employment of Buyer.

              (b) Section 5.12(a) shall be deemed not breached as a result of the ownership by Seller of (i) less than an aggregate of 5% of any class of stock of a person engaged, directly or indirectly, in Competitive Activities, or
(ii) less than 10% in value of any instrument of indebtedness of a person engaged, directly or indirectly, in Competitive Activities.

              (c) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to
Article VIII and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 5.12(a). Buyer shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

              SECTION 5.13. BULK TRANSFER LAWS. Buyer hereby waives compliance with any applicable "bulk transfer law" of any jurisdiction; provided, that Seller agrees to indemnify and hold harmless Buyer with respect to any noncompliance with such laws and Buyer's waiver with respect thereto.

              SECTION 5.14. FURTHER ASSURANCES. From time to time, as and when requested by either party, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.04), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to Buyer such assignments, deeds, bills of sale, consents and other instruments as Buyer or its counsel may reasonably request as necessary or desirable for such purpose.

              SECTION 5.15. SUPPLIES. Buyer shall not use stationery, purchase order forms or other similar paper goods or supplies (collectively, the "SUPPLIES"), that state or otherwise indicate thereon that the Business is a division or unit of Seller~~ more than fifteen (15) days after the Closing Date without first crossing out or marking over such statement or indication or otherwise clearly indicating on such Supplies that the division or unit is no longer a division or unit of Seller, as applicable. Buyer shall not reorder any Supplies which state or otherwise indicate thereon that the division or unit is a division or unit of Seller.

              SECTION 5.16. NAMES FOLLOWING CLOSING. Immediately following the Closing, Seller shall amend or terminate any certificate of assumed name or d/b/a filings so as to eliminate its right to use the names, trademarks, and service marks primarily used in connection with the Business, and Seller shall not thereafter use those names or other names acquired by Buyer hereunder or names confusingly similar thereto.

              SECTION 5.17. TAX MATTERS. Buyer and seller hereby agree to the allocation of the Purchase price set forth in schedule 5.17 (the "allocation statements"), allocating the total of the purchase price (and other payments properly treated as additional purchase price for tax purposes) to the different acquired assets pursuant to section 1060 of the code. Buyer and seller shall each file all income, franchise and other tax returns (as defined below) and execute such other documents as may be required by any governmental authority, in a manner consistent with the allocation statements. buyer shall prepare the form 8594 under section 1060 of the code based on the allocation statements and deliver such form to seller within sixty (60) days after the closing date. Buyer and Seller agree to file such form with each relevant Taxing Authority and to refrain from taking any position inconsistent with such form or the allocation statements.

              SECTION 5.18. ALLOCATION OF EXPENSES. It is the intent of the Parties that Buyer shall not assume any obligations which derive from or relate to goods delivered to, services rendered to or benefits received by Seller on or prior to the Closing Date. Accordingly, as soon as practicable after the Closing Date, but in any event not later than thirty (30) days after the Closing Date, the Parties shall make such payments to the other party to effect the proration of payments made by Seller on or prior to the Closing Date and payments made by Buyer after the Closing Date as may be necessary to carry out the intent of the Parties. Such adjustments shall include, without limitation, the following:

              (i) proration of expenses such as utilities and telephone charges as they relate to the Acquired Assets;

              (ii) payment by Buyer to Seller of any amounts paid by Seller pursuant to the terms of any Assigned Contract with a supplier or vendor for products delivered or services rendered to Buyer after the Closing Date;

              (iii) payment by Seller to Buyer of any amounts owed by Buyer pursuant to the terms of any Assigned Contract with a supplier or vendor for products delivered or services rendered to Seller on or prior to the Closing Date;

              (iv)   proration of any real property or personal property Taxes;
and

              (v) proration of any prepaid expenses, to the extent that such expenses relate to periods after the Closing Date.

              SECTION 5.19 BUYER AGREEMENT REGARDING SELLER'S EMPLOYEES. Buyer agrees that for a period of twenty four (24) months from the Closing, neither its Tivoli Systems Subsidiary or the storage software organization of its Storage Systems Division will hire for employment any of the then current employees of the Seller who (i) were employees of Seller as of the Closing and
(ii) were referred to the Buyer for employment directly from one of the former employees of Seller who were transferred as a part of this Agreement. Buyer will not be deemed to be in violation of this provision to the extent Buyer's personnel records indicate that any employee otherwise covered by its terms was referred to Buyer from some source other than former employees of the Seller who were transferred as part of this Agreement or who responded to Buyer's general employment advertising. Seller agrees to notify its employees of these hiring restrictions and to notify Buyer in writing of any alleged breach of these provisions. In the event that Buyer hires any Seller employee in violation of this provision, Buyer will not be in breach of this Agreement if Buyer terminates the employment of such employee within 30 days of written notice by Seller.


       ARTICLE VI

       CONDITIONS PRECEDENT

              SECTION 6.01. CONDITIONS TO EACH PARTY'S OBLIGATION. The obligation of Buyer to purchase and pay for the Acquired Assets and the obligation of Seller~~ to sell the Acquired Assets to Buyer is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

              (a) GOVERNMENTAL APPROVALS. The waiting period under the HSR Act, if applicable to the consummation of the Acquisition, shall have expired or been terminated. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred.

              (b) NO INJUNCTIONS OR RESTRAINTS. No Applicable Law or Injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

              SECTION 6.02. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to purchase and pay for the Acquired Assets is subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller in this Agreement and the Ancillary Agreements that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

              (b) CLOSING DOCUMENTS. Seller shall have delivered to Buyer the following documents:

              (i) a certificate of Seller, dated the Closing Date, to the effect that Seller's representations and warranties in this Agreement and the Ancillary Agreements are true and correct and that all actions required to be taken by Seller prior to the Closing have been duly taken;

              (ii) a certificate of Seller, dated the Closing Date, to the effect that Seller has performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of Closing;

              (iii) an incumbency certificate dated the Closing Date, for the authorized signatories of Seller executing this Agreement and the Ancillary Agreements at the Closing; and

              (iv) a certificate of the secretary or assistant secretary of Seller, dated the Closing Date, as to the continued existence of Seller.

              (c) ANCILLARY AGREEMENTS. Seller shall have entered into each of the Ancillary Agreements to be executed by it and each such Ancillary Agreement shall be in full force and effect without breach hereunder.

              (d) ABSENCE OF PROCEEDINGS. There shall not be pending or threatened any Proceeding: (i) challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Buyer or any of its subsidiaries in connection with the Acquisition any damages; (ii) seeking to prohibit or limit the ownership or operation by Buyer or any of its subsidiaries of any material portion of the business or assets of Buyer (including the Business) or any of its subsidiaries, or to compel Buyer or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of Buyer (including the Business) or any of its subsidiaries, in each case as a result of the Acquisition or any of the other transactions contemplated by this Agreement; (iii) seeking to impose limitations on the ability of Buyer to acquire or hold, or exercise full rights of ownership of, the Acquired Assets; or (iv) seeking to prohibit Buyer or any of its subsidiaries from effectively controlling in any material respect the Business.

              (e) TRANSFER TAXES. Seller shall have prepared, executed and filed all returns, questionnaires, applications or other documents regarding any Transfer Tax that is required to be filed by Seller prior to Closing.

              (f) CONSENTS. Buyer shall have received from Seller written consents from all third parties necessary to effect the Acquisition, other than such consents the absence of which, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect.

              (g) EMPLOYEE ACCEPTANCES. Seller shall have terminated all employees, contractors and consultants to the Business and Buyer shall have received written confirmation from the individuals listed in Schedule 6.02(g), of such individuals' acceptance of Buyer's offer of employment.

              (h) NO ADVERSE CHANGES. There shall have been no material adverse change with respect to the Acquired Assets or the Business between the date of execution of this Agreement and the Closing.

              (i) SELLER EMPLOYEE AGREEMENTS. Seller shall have not amended or terminated any of the Seller Employee Agreements.

              (j) OTHER DOCUMENTS. Seller shall have furnished to Buyer such other documents relating to Seller's corporate existence and authority (including copies of resolutions of the board of directors of Seller), and such other matters as Buyer or its counsel may reasonably request.

              (k) Prior to Closing, a final review shall be performed to demonstrate that the Acquired Assets and related documentation and materials conform to and function in accordance with the items set forth below. The Parties will bring the Assets to Buyer's designated lab facility and perform the following tests that will be observed by Buyer:

         (i)    Successfully build all products listed in Schedule
1.02(a)(ii).

         (ii) Run though a sanity test of all products to ensure the code installs and functions correctly. This will include:

         -      creating installable images from the compiled code

         - installing these images on clean machines (machines that have no code currently installed on them)

         - verifying to Buyer that all Code listed in Schedule 2.1a has been delivered, and that all Code is installed in the appropriate directory structure

              SECTION 6.03. CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to sell, assign, convey, and deliver the Acquired Assets is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

              (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer made in this Agreement and the Ancillary Agreements that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

              (b) CLOSING DOCUMENTS. Buyer shall have delivered to Seller the following documents:

              (i) a certificate of Buyer, dated the Closing Date, to the effect that Buyer's representations and warranties in this Agreement and the Ancillary Agreements are true and correct and that all actions required to be taken by Buyer prior to the Closing have been duly taken;

              (ii) a certificate of Buyer, dated the Closing Date, to the effect that Buyer has performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of Closing;

              (iii) an incumbency certificate, dated the Closing Date, for the authorized signatories of Buyer executing this Agreement and the Ancillary Agreements at the Closing; and

              (iv) a certificate of the secretary or assistant secretary of Buyer, dated the Closing Date, as to the continued existence of Buyer.

              (c) ANCILLARY AGREEMENTS. Buyer shall have entered into each of the Ancillary Agreements to be executed by it and each such Ancillary Agreement shall be in full force and effect without breach thereunder.

              (d) TRANSFER TAXES. Buyer shall have prepared, executed and filed all returns, questionnaires, applications or other documents regarding any Transfer Tax that is required to be filed by Buyer prior to Closing.

              (e) ABSENCE OF PROCEEDINGS. There shall not be pending or threatened any Proceeding challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Seller or any of its subsidiaries in connection with the Acquisition any damages that are material in relation to Seller and its subsidiaries taken as whole.

              SECTION 6.04. FRUSTRATION OF CLOSING CONDITIONS. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party's failure to act in good faith or to use its reasonable efforts to cause the closing to occur, as required by Section 5.04.


       ARTICLE VII

       TERMINATION, AMENDMENT AND WAIVER

              SECTION 7.01. TERMINATION. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

              (i)    by mutual written consent of Seller and Buyer;

              (ii) by Buyer, if the Closing does not occur on or prior to February 1, 2000; or

              (iii) by Buyer if, in its reasonable opinion, compliance with any request for additional information made by the United States Federal Trade Commission or the United States Department of Justice pursuant to the HSR Act would be burdensome or unduly expensive;

              (iv) by Seller, upon its acceptance of an unsolicited other bid and payment to Buyer of the Breakup Fee, as set forth in Section 5.02. PROVIDED, HOWEVER, that the party seeking termination pursuant to clause (ii) is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

              (b) In the event of termination by Seller or Buyer pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by either party.

              SECTION 7.02. EFFECT OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of: (i) Section 5.05 relating to certain expenses; (ii) Section 5.06 relating to finder's fees and broker's fees;
(iii) Section 7.01 and this Section 7.02; and (iv) Section 5.11 relating to publicity. Nothing in this Section 7.02 shall be deemed to release any Party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

              SECTION 7.03. AMENDMENTS AND WAIVERS. This Agreement may not be amended except by an instrument in writing duly executed on behalf of each of the parties hereto. By an instrument in writing Buyer, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.


       ARTICLE VIII

       INDEMNIFICATION

              SECTION 8.01. INDEMNIFICATION BY SELLER. (a) From and after the Closing, Seller shall indemnify Buyer, its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) net of any third party insurance proceeds ("LOSSES"), as incurred (payable promptly upon written request), arising from, in connection with or otherwise with respect to:

              (i) any breach of any representation or warranty of Seller that survives the Closing and is contained in this Agreement or in any Ancillary Agreement;

              (ii) any breach of any covenant of Seller contained in this Agreement or in any Ancillary Agreement;

              (iii)  any Excluded Liability;

              (iv) the failure to comply with statutory provisions relating to bulk sales and transfers, if applicable;

              (v) any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement; and

              (vi) any claim or assessment asserted against an indemnified party with respect to any Taxes relating to the operations of Seller or any affiliate of Seller for all periods prior to the Closing Date or resulting from the transfer by Seller or its affiliates of the Acquired Assets.

              (b) Seller shall not be required to indemnify any person under clause (i) of Section 8.01(a) in excess of $ 7,000,000, except as otherwise specifically provided in the Intellectual Property Agreement. No claim for indemnification shall be brought against Seller for any individual claims which are less than $5,000.00 and no claim or claims for indemnification shall be brought against Seller for claims which are less than $50,000.00 until the cumulative total of claims (excluding claims which are less than $5,000.00) are greater than $50,000.00.

              SECTION 8.02. INDEMNIFICATION BY BUYER. From and after the Closing, Buyer shall indemnify Seller, its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any Loss, as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to:

              (i) any breach of any representation or warranty of Buyer contained in this Agreement or in any Ancillary Agreement;

              (ii) any breach of any covenant of Buyer contained in this Agreement or in any Ancillary Agreement;

              (iii)  any Assumed Liability; or

              (iv) any fees, expenses or other payments incurred or owed by Buyer to any brokers, financial advisors or other comparable persons retained or employed by it in connection with the transactions contemplated by this Agreement or by any Ancillary Agreement.

              SECTION 8.03. TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless any party, (i) pursuant to Section 8.01 (a)(i) or
8.02 (i), shall terminate when the applicable representation and warranty terminates pursuant to Section 8.05 and (ii) pursuant to the other clauses of Sections 8.01 and 8.02 shall not terminate; PROVIDED, HOWEVER, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim pursuant to Section 8.04 to the party to be providing the indemnification.

              SECTION 8.04. PROCEDURES. (a) THIRD PARTY CLAIMS. In order for a party (the "INDEMNIFIED PARTY"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person against the indemnified party (a "THIRD PARTY Claim"), such indemnified party must notify the indemnifying party in writing of the Third Party Claim promptly following receipt by such indemnified party of written notice of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure

              (b) ASSUMPTION. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof with counsel selected by the indemnifying party; PROVIDED, HOWEVER, that such counsel is not reasonably objected to by the indemnified party. The indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). The indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party.

              SECTION 8.05. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements contained in this Agreement, the Ancillary Agreements (other than the IP Agreement) and in any document delivered in connection herewith shall survive the Closing for a period of three (3) years following the Closing Date, PROVIDED, HOWEVER, that the representations and warranties contained in the IP Agreement shall survive according to the terms of such IP Agreement, PROVIDED, FURTHER, that all representations and warranties relating to Taxes shall survive the Closing Date until the applicable period of limitation on assessment or refund of any relevant Tax has expired.

              SECTION 8.06. RIGHT OF SETOFF. Buyer shall be entitled and authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all of the holdback and amounts payable during the last five (5) quarters of payments pursuant to Section 1.01, against any of and all the indemnification obligations in respect of Losses pursuant to this Agreement and the IP Agreement. The rights of Buyer under this section are in addition to any other rights and remedies which Buyer may have.


       ARTICLE IX

       GENERAL PROVISIONS

              SECTION 9.01. ASSIGNMENT. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law in connection with a merger or consolidation of Buyer or Seller) without the prior written consent of the other party hereto. Notwithstanding the foregoing, (a) Buyer may assign its right to purchase the Acquired Assets or any portion thereof hereunder to an affiliate of Buyer without the prior written consent of Seller. Any attempted assignment in violation of this Section 9.01 shall be void.

              SECTION 9.02. NO THIRD-PARTY BENEFICIARIES. Except as provided in
Article VIII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

              SECTION 9.03. ATTORNEY FEES. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

              SECTION 9.04. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

              (i)    if to Buyer:

                           International Business Machines Corporation
                           New Orchard Road
                           Armonk, New York 10504
                           Attention:  Lee A. Dayton

              with a copy to:

                           International Business Machines Corporation
                           New Orchard Road
                           Armonk, New York 10504
                           Attention: Donald D. Westfall, Esq.; and

              (ii)   if to Seller,

                           Mercury Computer Systems
                           199 Riverneck Road
                           Chelmsford, MA 01824-2820
                           Attention:  James R. Bertelli, President

              with a copy to:

                           Hutchins , Wheeler & Dittmar
                           101 Federal Street
                           Boston, MA 02110
                           Attention: Anthony J. Medaglia, Jr., Esq.

              SECTION 9.05. INTERPRETATION; EXHIBITS AND SCHEDULES; CERTAIN DEFINITIONS.

              (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

              (b)    For all purposes hereof:

              "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

              "ANCILLARY AGREEMENTS" shall mean the Assumption Agreement, the Bill of Sale, the Intellectual Property Agreement and the Real Estate Agreement and all Attachments or Exhibits attached thereto and expressly referenced therein.

              "ASSUMPTION AGREEMENT" shall mean the Assignment and Assumption Agreement substantially in the form set out in Exhibit B to be entered into by the Parties on the Closing Date.

              "BILL OF SALE" shall mean the Bill of Sale substantially in the form set out in Exhibit C to be entered into by Buyer and Seller on the Closing Date.

              "CONFIDENTIALITY AGREEMENT" shall mean that certain Agreement for Exchange of Confidential Information dated October 13, 1999, between Buyer and Seller, as such may be further modified, amended, supplemented or replaced from time to time.

              "INCLUDING" means including, without limitation.

              "PARTIES" shall mean Buyer and Seller.

              "PARTY" shall mean Buyer or Seller, as the case may be.

              "PERSON" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

              "SUBSIDIARY" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.

              SECTION 9.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

              SECTION 9.07. ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements, ~~along with the Schedules and Exhibits thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements.

              SECTION 9.08. SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

              SECTION 9.09. CONSENT TO JURISDICTION. Each party irrevocably submits to the exclusive jurisdiction of: (a) the Supreme Court of the State of New York, Westchester County; and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each of Buyer and Seller agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, Westchester County. Each of Buyer and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.09. Each of Buyer and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in: (i) the Supreme Court of the State of New York, Westchester County; or (ii) the United States District Court for the Southern District of New York; and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

              SECTION 9.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

              SECTION 9.11. WAIVER OF JURY TRIAL. Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party: (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver; and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

              SECTION 9.12 DISPUTE RESOLUTION. The parties agree that prior to any Termination or commencement of litigation, reasonable efforts will be made to facilitate a meeting of appropriate sponsoring senior executives of each party to attempt to resolve the issue(s) involved.

              IN WITNESS WHEREOF, Seller and Buyer have duly executed this Agreement as of the date first written above.



MERCURY COMPUTER SYSTEMS                   INTERNATIONAL BUSINESS MACHINES
                                               CORPORATION


 by /s/ J. R. Bertelli                     by /s/ Lee A. Dayton
    ------------------------------            ---------------------------------
    Name: J.R. BERTELLI                       Name: LEE A. DAYTON
    Title: Chief Executive Officer            Title: Vice President, Corporate
                                                     Development and Real Estate